Exhibit 10.47

Promissory Note

$9,700,000.00	January 24, 2007

FOR VALUE RECEIVED, TRT ALLIANCE SKOKIE LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to the order of Bank of America, N.A., a national banking association (together with any and all of its successors and assigns and/or any other holder of this Note, “Lender”), without offset, in immediately available funds in lawful money of the United States of America, at 700 Louisiana Street, 5th Floor, Houston, Texas 77002, the principal sum of Nine Million Seven Hundred Thousand and No/100 ($9,700,000.00) (or the unpaid balance of all principal advanced against this Note, if that amount is less), together with interest on the unpaid principal balance of this Note from day to day outstanding as hereinafter provided.

Section 1.                                            Payment Schedule and Maturity Date. Prior to maturity, accrued and unpaid interest shall be due and payable in arrears on the first day of each month commencing on February 1, 2007. The entire principal balance of this Note then unpaid, together with all accrued and unpaid interest and all other amounts payable hereunder and under the other Loan Documents (as hereinafter defined), shall be due and payable in full on January 24, 2010 (the “Maturity Date”), the final maturity of this Note.

Section 1A.                                  Extension Option. Lender shall grant a request by Borrower to extend the Maturity Date of this Note to January 24, 2011 (the “Extended Maturity Date”), upon and subject to the following terms and conditions:

(a)                                  Basic Conditions. Unless otherwise agreed by Lender in writing:

(i)                                     Borrower shall request the extension, if at all, by written notice to Lender not less than 45 days prior to the Maturity Date.

(ii)                                  At the time of the request, and at the time of the extension, there shall not exist any Event of Default, nor any condition or state of facts which after notice and/or lapse of time would constitute an Event of Default.

(iii)                               Current financial statements regarding Borrower and Guarantor (as defined in the Loan Agreement) and all other financial statements and other information as may be required under the Loan Documents regarding Borrower, Guarantor and the Property, shall have been submitted promptly to Lender, and there shall not have occurred, in the opinion of Lender, any material adverse change in the business or financial condition of Borrower or Guarantor (other than the sale of assets and distribution to its members in the ordinary course of business) or any tenant of the Property, or in the Property or in any other state of facts submitted to Lender in connection with the Loan Documents, from that which existed on the date of this Note.

(iv)                              Whether or not the extension becomes effective, Borrower shall pay all actual out-of-pocket costs and expenses incurred by Lender in connection with the proposed extension (pre- and post-closing), including appraisal fees, environmental audit and reasonable attorneys’ fees actually incurred by Lender; all such costs and expenses incurred up to the time of Lender’s written agreement to the extension shall be due and payable prior to Lender’s execution of that agreement (or if the proposed extension does not become effective, then upon demand by Lender), and any future failure to pay such amounts shall constitute a default under the Loan Documents.

(v)                                 All applicable regulatory requirements, including appraisal requirements, shall have been satisfied with respect to the extension.

(vii)                           Not later than the Maturity Date, (A) Lender shall have confirmed that all the basic conditions required for the extension have been met or satisfied in accordance with this Section 1A and documented to Lender’s satisfaction by Borrower, Guarantor, Lender, and all other parties reasonably deemed necessary by Lender (such as any permitted subordinate lienholders); (B) Lender shall have been provided with an updated title report and judgment and lien searches, and appropriate title insurance endorsements shall have been issued as reasonably required by Lender; and (C) Borrower shall have paid to Lender a non-refundable extension fee an amount equal to 0.125% of the then outstanding committed amount of the Loan.

(viii)                        As of any Determination Date occurring less than thirty (30) days prior to such extension, Borrower shall satisfy a Debt Service Coverage Ratio (as hereinafter defined) of at least 1.40to 1.00. As used herein, “Debt Service Coverage Ratio” means, as of any Determination Date, for the applicable Calculation Period the ratio, as determined by Lender, of Net Operating Income to Debt Service. As used herein, the following terms shall have the meanings indicated below:

“Actual Operating Revenue” means, with respect to any period of time, all income, computed on an annualized basis in accordance with generally accepted accounting principles, collected from the ownership and operation of the Property from whatever source (other than any source affiliated with Borrower or any Guarantor), including Rents (which such Rents shall include rents and other income under any Lender approved leases that are in full force and effect, even if tenants thereunder are not yet in occupancy or are not yet paying rent), utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, and other required pass-throughs, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds from tenants, uncollectible accounts, sales of furniture, fixtures and equipment, interest income, Condemnation Awards, Insurance Proceeds (other than business interruption or other loss of income insurance), unforfeited security deposits, utility and other similar deposits, income from tenants not paying rent, income from tenants in bankruptcy, and non-recurring or extraordinary income, including lease termination payments; provided, however, for the purposes of this Section 1A(viii), any lease termination payments attributable to the applicable Calculation Period shall be included within the computation of Actual Operating Revenue. Actual Operating Revenue shall be net of rent concessions and credits.

“Assumed Interest Rate” means the annual yield payable on the last day of the applicable Calculation Period on ten (10) year United States Treasury obligations in amounts approximating the Net Commitment Amount at the inception of the Calculation Period plus two hundred  (200) basis points per annum; provided, however, that the Assumed Interest Rate shall be not less than seven percent (7%) per annum.

“Calculation Period” means the six (6) month period ending on any Determination Date.

“Debt Service” means the higher of (a) the actual principal (if any) and interest payable under the Loan during the applicable Calculation Period, or (b) the payments of principal and interest that would have been payable under a hypothetical loan during the Calculation Period, assuming (i) an initial loan balance equal to the Net Commitment Amount at the inception of the Calculation Period, (ii) an interest rate equal to the Assumed Interest Rate, and (iii) amortization of the aggregate principal indebtedness over a thirty (30) year amortization period.

“Determination Date” means any date as of which Lender makes a determination regarding Borrower’s satisfaction or failure to satisfy the Debt Service Coverage Ratio as described herein.

“Net Commitment Amount” means, as of any date, the total obtained by adding the amount of the outstanding principal balance of the Loan to the amount of the available undisbursed Loan proceeds.

“Net Operating Income” means, with respect to any period of time, the amount obtained by subtracting Operating Expenses from Actual Operating Revenue.

“Operating Expenses” means, with respect to any period of time, the total of all expenses actually paid or payable, computed on an annualized basis in accordance with generally accepted accounting principles, of whatever kind relating to the ownership, operation, maintenance or management of the Property, including utilities, ordinary repairs and maintenance, insurance premiums, ground rents, if any, license fees, Taxes, advertising expenses, payroll and related taxes, management fees equal to the greater of not less than three percent (3.0%) of the effective gross income or the management fees actually paid under any management agreement, operational equipment or other lease payments as approved by Lender, but specifically excluding depreciation and amortization, income taxes, debt service on the Loan, and any item of expense that would otherwise be covered by the provisions hereof but which is paid by any tenant under such tenant’s Lease or other agreement.

If all of the foregoing conditions are not satisfied strictly in accordance with their terms, the extension shall not be or become effective. Notwithstanding the foregoing, in the event all the foregoing conditions are met except for the Debt Service Coverage Ratio, then Borrower may satisfy the Debt Service Coverage Ratio by making a voluntary paydown of the Loan in an amount sufficient to satisfy the Debt Service Coverage Ratio, subject to the satisfaction of any applicable conditions to prepayment fee(s) or premium(s).

(b)                                 Changes in Loan Terms. All terms and conditions of the Loan Documents shall continue to apply to the extended term except to the extent changed as indicated below (such changes to be effective on and after the original Maturity Date, if the extension becomes effective as provided herein):

(i)                                     Definition of Maturity Date. The Maturity Date shall mean the Extended Maturity Date.

(ii)                                  Other Changes. None.

Section 2.                                            Security; Loan Documents. The security for this Note includes a Future Advance Mortgage, Assignment, Security Agreement and Fixture Filing (as the same may from time to time be amended, restated, modified or supplemented, the “Mortgage”) of even date herewith from Borrower to Lender, conveying and encumbering certain real and personal property more particularly described therein (the “Property”). This Note, the Mortgage, the Term Loan Agreement between Borrower and Lender of even date herewith (as the same may from time to time be amended, restated, modified or supplemented, the “Loan Agreement”) and all other documents now or hereafter securing, guaranteeing or executed in connection with the loan evidenced by this Note (the “Loan”), as the same may from time to time be amended, restated, modified or supplemented, are herein sometimes called individually a “Loan Document” and together the “Loan Documents.”

Section 3.                                            Interest Rate.

Section 3.1                                      Interest Rates. The Principal Debt (hereinafter defined) from day to day outstanding which is not past due shall bear interest at a rate per annum equal to the following (computed as provided in Section 3.4 hereof) as applicable:

(a)                                  On Base Rate Principal, on any day, the Base Rate;

(b)                                 On LIBOR Rate Principal, for the applicable Interest Period, the applicable LIBOR Rate; and

(c)                                  On LIBOR Daily Floating Rate Principal, the LIBOR Daily Floating Rate.

Section 3.2                                      Interest Rate Elections.

(a)                                  Subject to the conditions and limitations in this Note, Borrower may by written notice to Lender in the form specified by Lender (a “Rate Election Notice”):

(i)                                     Elect, for a new advance of funds, that such Principal Debt will be Base Rate Principal, LIBOR Rate Principal, LIBOR Daily Floating Rate Principal, or a combination thereof;

(ii)                                  Elect to convert, on a LIBOR Business Day, all or part of Base Rate Principal into LIBOR Rate Principal, LIBOR Daily Floating Rate Principal, or a combination thereof;

(iii)                               Elect to convert, on the last day of the Interest Period applicable thereto, all or part of any LIBOR Rate Principal into Base Rate Principal or LIBOR Daily Floating Rate Principal;

(iv)                              Elect to convert, on a LIBOR Business Day, all or part of any LIBOR Daily Floating Rate Principal into Base Rate Principal;

(v)                                 Elect to continue, commencing on the last day of the Interest Period applicable thereto, any LIBOR Rate Principal; or

(vi)                              Elect to continue any LIBOR Daily Floating Rate Principal.

If, for any reason, an effective election is not made in accordance with the terms and conditions of this Note for any principal advance or for any LIBOR Rate Principal for which the corresponding Interest Period is expiring, or to convert Base Rate Principal to LIBOR Rate Principal or LIBOR Daily Floating Rate Principal, then the sums in question will be Base Rate Principal until an effective LIBOR Rate Election is thereafter made for such sums.

(b)                                 Each Rate Election Notice must be received by Lender not later than 10:00 a.m. on the applicable date as follows:

(i)                                     With respect to an advance of or conversion to Base Rate Principal, one (1) Business Day prior to the proposed date of advance or conversion; and

(ii)                                  With respect to an advance of, conversion to or continuation of LIBOR Rate Principal or LIBOR Daily Floating Rate Principal, three (3) LIBOR Business Days prior to the proposed date of advance, conversion or continuation.

Unless otherwise specified herein, no conversion from LIBOR Rate Principal may be made other than at the end of the corresponding Interest Period. Each Rate Election Notice shall stipulate: (A) the amount of the advance or of the Principal Debt to be converted or continued; (B) the nature of the proposed advance, conversion or continuation, which shall be either Base Rate Principal, LIBOR Rate Principal, LIBOR Daily Floating Rate Principal, or a combination thereof, and in the case of a conversion or continuation, the nature of the Principal Debt to be converted or continued; (C) in the case of LIBOR Rate Principal, the proposed commencement date and duration of the Interest Period; and (D) in the case of LIBOR Daily Floating Rate Principal, the proposed commencement date. All such notices shall be irrevocable once given, and shall be deemed to have been given only when actually received by Lender in writing in form specified by Lender.

Section 3.3                                General Conditions Precedent to LIBOR Rate Election. In addition to any other conditions herein, a LIBOR Rate Election shall not be permitted if:

(a)                                  An Event of Default has occurred and has not been waived by Lender or a Potential Default has occurred and is continuing; or

(b)                                 After giving effect to the requested LIBOR Rate Election, the sum of (i) all LIBOR Rate Principal, plus (ii) all LIBOR Daily Floating Rate Principal, plus (iii)all Base Rate Principal would exceed the principal face amount of this Note; or

(c)                                  The requested LIBOR Rate Election would cause more than three (3) LIBOR Rate Elections by Borrower to be in effect at any one time; or

(d)                                 The amount of LIBOR Rate Principal is less than $500,000.00; or

(e)                                  The requested interest period for the LIBOR Rate does not conform to the definition of Interest Period herein; or

(f)                                    Any of the circumstances referred to in Section 3.5 hereof shall apply with respect to the requested LIBOR Rate Election or the requested LIBOR Rate Principal or LIBOR Daily Floating Rate Principal.

Section 3.4                                      Computations and Determinations. All interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Lender shall determine each interest rate applicable to the Principal Debt in accordance with this Note and its determination thereof shall be conclusive in the absence of manifest error. The books and records of Lender shall be conclusive evidence, in the absence of manifest error, of all sums owing to Lender from time to time under this Note, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.

Section 3.5                                      Unavailability of Rate. If, with respect to any LIBOR Rate Election, or any LIBOR Rate Principal or LIBOR Daily Floating Rate Principal outstanding hereunder, Lender determines that no adequate basis exists for determining the LIBOR Rate or the LIBOR Daily Floating Rate (as applicable), or that the LIBOR Rate or the LIBOR Daily Floating Rate (as applicable) will not adequately and fairly reflect the cost to Lender of funding or maintaining the applicable LIBOR Rate

Principal for such Interest Period or LIBOR Daily Floating Rate Principal, or that any applicable Law, or any request or directive (whether or not having the force of law) of any Tribunal, or compliance therewith by Lender, prohibits or restricts or makes impossible the making or maintaining of such LIBOR Rate Election or LIBOR Rate Principal or LIBOR Daily Floating Rate Principal or the charging of interest on such LIBOR Rate Principal or LIBOR Daily Floating Rate Principal (as applicable), and Lender so notifies Borrower, then until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, (a) the obligation of Lender to permit such LIBOR Rate Election shall be suspended and (b) (i) all existing affected LIBOR Rate Principal shall automatically become Base Rate Principal, either (x) on the last day of the corresponding Interest Period (if Lender determines that it may lawfully continue to fund and maintain the affected LIBOR Rate Principal to such day); or (y) immediately (if Lender determines that it may not lawfully continue to fund and maintain the affected LIBOR Rate Principal to such day); and (ii) all existing affected LIBOR Daily Floating Rate Principal shall automatically and immediately become Base Rate Principal; and such case Borrower shall pay to Lender the Consequential Loss, if any, pursuant to Section 4 hereof.

Section 3.6                                      Increased Cost and Reduced Return. If at any time after the date hereof, Lender (which shall include, for purposes of this Section 3.6, any corporation controlling Lender) determines that the adoption or modification of any applicable Law regarding taxation, Lender’s required levels of reserves, deposits, insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any interpretation or administration thereof by any Tribunal or compliance by Lender with any of such requirements, has or would have the effect of (a) increasing Lender’s costs related to the Indebtedness, or (b) reducing the yield or rate of return of Lender on the Indebtedness, to a level below that which Lender could have achieved but for the adoption or modification of any such requirements, Borrower shall, within fifteen (15) days of any request by Lender, pay to Lender such additional amounts as (in Lender’s sole judgment, after good faith and reasonable computation) will compensate Lender for such increase in costs or reduction in yield or rate of return of Lender, provided, that Lender shall notify Borrower of its election to require Borrower to compensate Lender in accordance with this Section 3.6 promptly upon Lender’s determination thereof. No failure by Lender to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of Lender’s right to demand payment of any such amounts at any subsequent time. Nothing herein contained shall be construed or shall so operate as to require Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable Law.

Section 3.7                                      Past Due Rate. If any amount payable by Borrower under any Loan Document is not paid when due, and such failure continues uncured for a period of five (5) days after Notice from Lender to Borrower, such amount shall thereafter bear interest at the Past Due Rate (as defined below) to the fullest extent permitted by applicable Law. Accrued and unpaid interest or past due amounts (including interest on past due interest) shall be due and payable on demand, at a fluctuating rate per annum (the “Past Due Rate”) equal to lesser of (i) the maximum non-usurious rate of interest allowed by applicable law or (ii) the higher of (a) the Prime Rate plus four hundred (400) basis points, or (b) the Adjusted LIBOR Rate plus four hundred (400) basis points.

Section 3.8                                      Additional Defined Terms. In addition to other terms defined herein, as used herein the following terms shall have the meanings indicated, unless the context otherwise requires:

“Adjusted LIBOR Rate” means the quotient obtained by dividing (a) the applicable London Interbank Offered Rate by (b) 1.00 minus the LIBOR Reserve Percentage.

“Base Rate” means, on any day, a simple rate per annum equal to the Prime Rate for that day plus the Base Rate Margin. Without notice to Borrower or anyone else, the Base Rate shall automatically fluctuate upward and downward as and in the amount by which the Prime Rate fluctuates.

“Base Rate Margin” means zero (0) basis points.

“Base Rate Principal” means, at any time, the Principal Debt minus the portion, if any, of such Principal Debt which is LIBOR Rate Principal or LIBOR Daily Floating Rate Principal.

“BBA LIBOR Daily Floating Rate” means a fluctuating rate of interest per annum equal to the BBA LIBOR as determined for each Business Day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate shall be determined by such alternate method as reasonably selected by Lender.

“Business Day” means a day on which Lender is open for the conduct of substantially all of its banking business at its office in the city in which this Note is payable (excluding Saturdays and Sundays), except that in the case of LIBOR Rate Principal or LIBOR Daily Floating Rate Principal such day must also be a day on which commercial banks are open for international business (including dealings in U.S. dollar deposits in London, England).

“Indebtedness” means any and all of the indebtedness to Lender evidenced, governed or secured by or arising under this Note or any other Loan Document.

“Interest Period” means with respect to any LIBOR Rate Principal, the period commencing on the date such LIBOR Rate Principal is disbursed or on the date on which the Principal Debt or any portion thereof is converted into or continued as such LIBOR Rate Principal, and ending on the date one (1), two (2), or three (3) months thereafter, as elected by Borrower in the applicable Rate Election Notice; provided that:

(a)                                  Each Interest Period must commence on a LIBOR Business Day;

(b)                                 In the case of the continuation of LIBOR Rate Principal, the Interest Period applicable after the continuation of such LIBOR Rate Principal shall commence on the last day of the preceding Interest Period;

(c)                                  The last day for each Interest Period and the actual number of days during the Interest Period shall be determined by Lender using the practices of the London interbank market; and

(d)                                 No Interest Period shall extend beyond the Maturity Date, and any Interest Period which begins before the Maturity Date and would otherwise end after the Maturity Date shall instead end on the Maturity Date.

“Laws” means all constitutions, treaties, statutes, laws, ordinances, regulations, rules, orders, writs, injunctions, or decrees of the United States of America, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.

“LIBOR Business Day” means a Business Day which is also a London Banking

Day.

“LIBOR Daily Floating Rate” means for any LIBOR Daily Floating Rate principal, a fluctuating rate of interest per annum equal to the sum of the BBA LIBOR Daily Floating Rate plus the LIBOR Margin.

“LIBOR Daily Floating Rate Principal” means any portion of the Principal Debt which bears interest at the LIBOR Daily Floating Rate.

“LIBOR Margin” means 1.40% per annum.

“LIBOR Rate” means for any applicable Interest Period for any LIBOR Rate Principal, a simple rate per annum equal to the sum of the LIBOR Margin plus the Adjusted LIBOR Rate.

“LIBOR Rate Election” means an election by Borrower of (a) the LIBOR Daily Floating Rate or (b) an applicable LIBOR Rate in accordance with this Note.

“LIBOR Rate Principal” means any portion of the Principal Debt which bears interest at an applicable LIBOR Rate at the time in question.

“LIBOR Reserve Percentage” means, with respect to any applicable Interest Period, for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including basic, supplemental, emergency, special and marginal reserves) generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to Lender, in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Principal is determined), whether or not Lender has any Eurocurrency liabilities or such requirement otherwise in fact applies to Lender. The LIBOR Rate shall be adjusted automatically as of the effective date of each change in the LIBOR Reserve Percentage.

“London Banking Day” means a day on which banks in London are open for business and dealing in offshore dollars.

“London Interbank Offered Rate” means, with respect to any applicable Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Lender from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the Interest Period, for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the rate for that Interest Period will be determined by such alternate method as reasonably selected by Lender.

“Note” means this promissory note, and any renewals, extensions, amendments or supplements hereof.

“Potential Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Prime Rate” means, on any day, the rate of interest per annum then most recently established by Lender as its “prime rate,” it being understood and agreed that such rate is set by Lender as a general reference rate of interest, taking into account such factors as Lender may deem appropriate, that it is not necessarily the lowest or best rate actually charged to any customer or a favored rate, that it may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and that Lender may make various business or other loans at rates of interest having no relationship to such rate. If Lender (including any subsequent holder of this Note) ceases to exist or to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

“Principal Debt” means the aggregate unpaid principal balance of this Note at the time in question.

“Rights” means rights, remedies, powers and privileges.

“Taxes” means all taxes, assessments, fees, levies, imposts, duties, deductions, withholdings, or other charges of any nature whatsoever from time to time or at any time imposed by any Law or Tribunal.

“Tribunal” means any state, commonwealth, federal, foreign, territorial or other court or governmental department, commission, board, bureau, district, authority, agency, central bank, or instrumentality, or any arbitration authority.

Section 4.                                            Prepayment.

(a)                                  Borrower may prepay the principal balance of this Note, in full at any time or in part from time to time, provided that: (i) no prepayment may be made which in Lender’s judgment would contravene or prejudice funding under any applicable permanent loan commitment or tri-party agreement or the like; (ii) Lender shall have actually received from Borrower prior irrevocable written notice (the “Prepayment Notice”) of Borrower’s intent to prepay, the amount of principal which will be prepaid (the “Prepaid Principal”), and the date on which the prepayment will be made; (iii) each prepayment shall be in the amount of $1,000 or more (unless the prepayment retires the outstanding balance of this Note in full); and (iv) each prepayment shall be in the amount of 100% of the Prepaid Principal, plus accrued unpaid interest thereon to the date of prepayment, plus any other sums which have become due to Lender under the Loan Documents on or before the date of prepayment but have not been paid; and (v) no portion of LIBOR Rate Principal may be prepaid except on the last day of the Interest Period applicable thereto, unless Borrower pays to Lender any Consequential Loss as a result thereof, in accordance with Section 4(b) below. If this Note is prepaid in full, any commitment of Lender for further advances shall automatically terminate.

(b)                                 Within fifteen (15) days after request by Lender (or at the time of any prepayment), Borrower shall pay to Lender such amount or amounts as will compensate Lender for any loss, cost, expense, penalty, claim or liability, including any loss incurred in obtaining, prepaying, liquidating or employing deposits or other funds from third parties and any loss of revenue, profit or yield, as determined by Lender in its judgment reasonably exercised (together, “Consequential Loss”) incurred by Lender with respect to any LIBOR Rate or LIBOR Daily Floating Rate, including any LIBOR Rate Election or LIBOR Rate Principal as a result of: (i) the failure of Borrower to make any payment on the date or in the amount specified in any Prepayment Notice from Borrower to Lender; (ii) the failure of Borrower to borrow, continue or convert into LIBOR Rate Principal on the date or in the amount specified in any Rate Election Notice or other notice given by Borrower to Lender; (iii) the early termination of any Interest Period for any reason (other than application of condemnation or insurance proceeds to repayment of the debt); or (iv) the payment or prepayment of any amount on a date other than the date such amount is required or permitted to be paid or prepaid. Borrower agrees to pay all Consequential Loss upon any prepayment of LIBOR Rate Principal, whether voluntary or involuntary, whether effected by a credit bid at foreclosure, or whether by reason of acceleration upon an Event of Default or upon any transfer or conveyance of any right, title or interest in the Property giving Lender the right to accelerate the maturity of this Note as provided in the Mortgage. Notwithstanding the foregoing, the amount of the Consequential Loss shall never be less than zero or greater than is permitted by applicable Law. Lender shall provide a notice to Borrower setting forth Lender’s determination of any Consequential Loss, which notice shall be conclusive and binding in the absence of manifest error. Lender reserves the right to provide interim calculations of such Consequential Loss in any notice of default or notice of sale for information purposes, but the exact amount of such Consequential Loss shall be calculated only upon the actual prepayment of LIBOR Rate Principal as described herein. The Consequential Loss shall be included in the total indebtedness secured by the Mortgage for all purposes, including in connection with a foreclosure sale. Lender may include the amount of the Consequential Loss in any credit bid Lender may make at a foreclosure sale. Lender shall have no obligation to purchase, sell and/or match funds in connection with the funding or maintaining of the Loan or any portion thereof. The obligations of Borrower under this Section shall survive any termination of the Loan Documents and payment of this Note and shall not be waived by any delay by Lender in seeking such compensation.

Section 5.                                            Late Charges. If Borrower shall fail to make any payment under the terms of this Note (other than the payment due at maturity) within fifteen (15) days after the date such payment is due, Borrower shall pay to Lender on demand a late charge equal to four percent (4%) of the amount of such payment. Such fifteen (15) day period shall not be construed as in any way extending the due date of any payment. The late charge is imposed for the purpose of defraying the expenses of Lender incident to handling such delinquent payment. This charge shall be in addition to, and not in lieu of, any other amount that Lender may be entitled to receive or action that Lender may be authorized to take as a result of such late payment.

Section 6.                                            Certain Provisions Regarding Payments. All payments made under this Note shall be applied, to the extent thereof, to late charges, to accrued but unpaid interest, to unpaid principal, and to any other sums due and unpaid to Lender under the Loan Documents, in such manner and order as Lender may elect in its sole discretion, any instructions from Borrower or anyone else to the contrary notwithstanding. Remittances shall be made without offset, demand, counterclaim, deduction, or recoupment (each of which is hereby waived) and shall be accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Lender of any payment in an amount less than the amount then due on any indebtedness shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (a) waive or excuse the existence of an Event of Default (as hereinafter defined), (b) waive, impair or extinguish any right or remedy available to Lender hereunder or under the other Loan Documents, or (c) waive the requirement of punctual payment and performance or constitute a novation in any respect. Payments received after 2:00 p.m. shall be deemed to be received on, and shall be posted as of, the following Business Day. Whenever any payment under this Note or any other Loan Document falls due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day.

Section 7.                                            Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note:

(a)                                  Borrower fails to pay when and as due and payable any amounts payable by Borrower to Lender under the terms of this Note, and such failure continues uncured for a period of five (5) days after Notice from Lender to Borrower.

(b)                                 Except for those Obligations described in Article VI of the Loan Agreement to which the cure periods set forth therein shall apply, any covenant, agreement or condition in this Note is not fully and timely performed, observed or kept, and such failure continues uncured for a period of thirty (30) days after Notice from Lender to Borrower, unless (a) such failure, by its nature, is not capable of being cured within such period, and (b) within such period, Borrower commences to cure such failure and thereafter diligently prosecutes the cure thereof, and (c) Borrower causes such failure to be cured no later than ninety (90) days after the date of such Notice from Lender.

(c)                                  An Event of Default (as therein defined) occurs under any of the Loan Documents other than this Note (subject to any applicable grace or cure period).

Section 8.                                            Remedies. Upon the occurrence of an Event of Default, Lender may at any time thereafter exercise any one or more of the following rights, powers and remedies:

(a)                                  Lender may accelerate the Maturity Date and declare the unpaid principal balance and accrued but unpaid interest on this Note, and all other amounts payable hereunder and under the other Loan Documents, at once due and payable, and upon such declaration the same shall at once be due and payable.

(b)                                 Lender may set off the amount due against any and all accounts, credits, money, securities or other property now or hereafter on deposit with, held by or in the possession of Lender to the credit or for the account of Borrower, without notice to or the consent of Borrower.

(c)                                  Lender may exercise any of its other rights, powers and remedies under the Loan Documents or at law or in equity.

Section 9.                                            Remedies Cumulative. All of the rights and remedies of Lender under this Note and the other Loan Documents are cumulative of each other and of any and all other rights at law or in equity, and the exercise by Lender of any one or more of such rights and remedies shall not preclude the simultaneous or later exercise by Lender of any or all such other rights and remedies. No single or partial exercise of any right or remedy shall exhaust it or preclude any other or further exercise thereof, and every right and remedy may be exercised at any time and from time to time. No failure by Lender to exercise, nor delay in exercising, any right or remedy shall operate as a waiver of such right or remedy or as a waiver of any Event of Default.

Section 10.                                      Costs and Expenses of Enforcement. Borrower agrees to pay to Lender on demand all costs and expenses incurred by Lender in seeking to collect this Note or to enforce any of Lender’s rights and remedies under the Loan Documents, including court costs and reasonable attorneys’ fees and expenses, whether or not suit is filed hereon, or whether in connection with bankruptcy, insolvency or appeal.

Section 11.                                      Service of Process. Borrower hereby irrevocably designates and appoints Douglas McCormick of AVF Management, LLC, as Borrower’s authorized agent to accept and acknowledge on Borrower’s behalf service of any and all process that may be served in any suit, action, or proceeding instituted in connection with this Note in any state or federal court sitting in the State of Colorado. If such agent cease so to act, Borrower shall irrevocably designate and appoint without delay another such agent in the State of Colorado satisfactory to Lender and shall promptly deliver to Lender evidence in writing of such agent’s acceptance of such appointment and its agreement that such appointment shall be irrevocable.

Section 12.                                      Successors and Assigns. The terms of this Note and of the other Loan Documents shall bind and inure to the benefit of the successors and assigns of the parties. The foregoing sentence shall not be construed to permit Borrower to assign the Loan except as otherwise permitted under the Loan Documents.

Section 13.                                      General Provisions. Time is of the essence with respect to Borrower’s obligations under this Note. If more than one person or entity executes this Note as Borrower, all of said parties shall be jointly and severally liable for payment of the indebtedness evidenced hereby. Borrower and each party executing this Note as Borrower hereby severally (a) waive demand, presentment for payment, notice of dishonor and of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices (except any notices which are specifically required by this Note or any other Loan Document), filing of suit and diligence in collecting this Note or enforcing any of the security herefor; (b) agree to any substitution, subordination, exchange or release of any such security or the release of any party primarily or secondarily liable hereon; (c) agree that Lender shall not be required first to institute suit or exhaust its remedies hereon against Borrower or others liable or to become liable hereon or to perfect or enforce its rights against them or any security herefor; (d) consent to any extensions or postponements of time of payment of this Note for any period or periods of time and to any partial payments, before or after maturity, and to any other indulgences with respect hereto, without notice thereof to any of them; and (e) submit (and waive all rights to object) to non-exclusive personal jurisdiction of any state or federal court sitting in Colorado for the enforcement of any and all obligations under this Note; (f) waive the benefit of all homestead and similar exemptions as to this Note; (g) agree that their liability under this Note shall not be affected or impaired by any determination that any title, security interest or lien taken by Lender to secure this Note is invalid or unperfected; and (h) hereby subordinate to the Loan and the Loan Documents any and all rights against Borrower and any security for the payment of this Note, whether by subrogation, agreement or otherwise, until this Note is paid in full. A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Note to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances. This Note may not be amended except in a writing specifically intended for such purpose and executed by the party against whom enforcement of the amendment is sought. Captions and headings in this Note are for convenience only and shall be disregarded in construing it. This Note and its validity, enforcement and interpretation shall be governed by the laws of the State of Colorado (without regard to any principles of conflicts of laws) and applicable United States federal law. Whenever a time of day is referred to herein, unless otherwise specified such time shall be the local time of the place where payment of this Note is to be made. The term “Business Day” shall mean a day on which Lender is open for the conduct of substantially all of its banking business at its office in the city in which this Note is payable (excluding Saturdays and Sundays). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement. The words “include” and “including” shall be interpreted as if followed by the words “without limitation.”

Section 14.                                      Notices; Time. All notices, requests, consents, approvals or demands (collectively, “Notice”) required or permitted by this Note to be given by any party to any other party hereunder shall, unless specified otherwise, be in writing (including facsimile (fax) transmission) and shall be given to such party at its address or fax number set forth in the notice provisions of the Loan Agreement, or at such other address or fax number as such party may hereafter specify for the purpose by Notice to the other party. Each such Notice shall be effective when actually received by the addressee or when the attempted initial delivery is refused or when it cannot be made because of a change of address of which the sending party has not been notified; provided, that notices to Lender under Sections 3.1 through 3.8 hereof, inclusive, and notices of changed address or fax number, shall not be effective until received.

Section 15.                                      No Usury. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note and the other Loan Documents. If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Lender’s exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note and all other indebtedness secured by the Mortgage, and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use or forbearance of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the maximum lawful rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 16.                                      Non-Recourse. The Loan shall be recourse to Borrower; provided, however, other than the Obligations of Alliance Real Estate Value Fund III, LLC under the Guaranty Agreement, the Loan, the Loan Documents and the Obligations are nonrecourse to the members of Borrower and their members and their respective managers, partners, shareholders, officers, directors and employees shall have no personal liability for the Obligations evidenced by this Note or the other Loan Documents.

[Signatures on Following Page]

IN WITNESS WHEREOF, Borrower has duly executed this Note to be effective as of the date first above written.

Borrower:

TRT ALLIANCE SKOKIE LLC, a Delaware limited liability company

By:	TRT Alliance JV II GP, a Delaware general partnership
Its:	Sole member

	By:	40 Skokie Associates, LLC, a Colorado limited liability
company,
	Its:	Managing General Partner

	By:	Alliance Real Estate Value Fund III, LLC, a Delaware
limited liability company
	Its:	Manager

		By:	AVF Management, LLC, a Colorado limited
liability company,
		Its:	Managing Member

			By:	/s/ ILLEGIBLE
			Printed Name:	[ILLEGIBLE]
			Its:	Voting Member

This is to certify that this is the Note described in the Mortgage from Borrower to secure Bank of America, N.A., a national banking association, dated of even date, such Note and Mortgage having been executed in my presence.

11/22/2010	/s/ Mary Ann Miller
My Commission Expires	Notary Public